UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported) — August 28, 2015 (August 26, 2015)

MDC PARTNERS INC.

(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of Incorporation)	001-13718 (Commission File Number)	98-0364441 (IRS Employer Identification No.)

745 Fifth Avenue, 19th Floor, New York, NY 10151
(Address of principal executive offices and zip code)

(646) 429-1800
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Explanatory Note

The Company is filing this Form 8-K/A to amend the Company’s Current Report on Form 8-K originally filed on July 20, 2015 with respect to the appointment of Scott Kauffman as the Company’s Chairman and Chief Executive Officer. This Form 8-K/A includes the compensation terms and conditions between the Company and Mr. Kauffman.

Item 5.02. Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 20, 2015, the Board of the Directors of MDC Partners Inc. (the “Company”) appointed Scott Kauffman to become Chairman and Chief Executive Officer of the Company. On August 26, 2015, the Company and Mr. Kauffman entered into an employment agreement with respect to the terms and conditions of Mr. Kauffman’s employment with the Company.

Pursuant to the terms of this new employment agreement, as Chief Executive Officer of the Company, Mr. Kauffman will receive an annualized base salary of $1,100,000 for the period beginning July 20, 2015, increasing to $1,200,000 effective on January 1, 2016. For the period of time commencing on July 20, 2015 through and until December 31, 2015, Mr. Kauffman will receive a perquisite allowance of $6,250 per month. Mr. Kauffman will also be eligible for an annual discretionary cash bonus equal to up to 100% of his then-current base salary, and will be eligible for potential future grants under the Company’s 2014 Cash LTIP Plan beginning in 2016. Mr. Kauffman received a grant of 100,000 restricted shares of the Company’s Class A common stock on August 26, 2015.

In the event of Mr. Kauffman’s involuntary termination without cause or voluntary termination for “good reason” on or prior to December 31, 2015, he will be entitled to severance equal to one (1) year base salary, plus the accrued amount of his annual discretionary bonus as of the applicable date of termination. In the event of Mr. Kauffman’s involuntary termination without cause or voluntary termination for “good reason” on or after January 1, 2016, he will be entitled to severance equal to the product of 1.5 times the sum of his then-current base salary plus the amount of his annual discretionary bonus paid or accrued in respect of the year immediately prior to the applicable date of termination.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: August 28, 2015	MDC Partners Inc.

	By:	/s/ Mitchell Gendel
Mitchell Gendel General Counsel & Corporate Secretary